PROJECT ASSIGNMENT

This Project Assignment is issued under the Independent Contractor Services Agreement (“Original Agreement”) dated August 14, 2007, between Scientific Learning Corporation of Oakland, California (“SLc”) and School Executive Consulting, Inc. of Dallas, Texas (“Contractor”).

Services to be performed:

Under the direction of the CEO or the person to whom he delegates this role, provide executive-level marketing and sales consulting services on a nationwide basis, including but not limited to (1) activities nationwide directed toward increasing the awareness about the Fast ForWord products and the research behind the products and (2) assisting in the organization of a team of prominent educational authorities in Texas to support SLC’s marketing and sales activities in Texas under the direction of the Regional Sales Director.

Time Period during which Services will be performed:

The term of this Project Assignment will begin January 1, 2013 and end December 31, 2013.

Fees for Services:

SLC will pay Contractor a consulting fee of $3,000 per month.

Expenses:

SLC will also reimburse Contractor for reasonable travel, lodging, phone, mileage and meal expenses incurred in connection with the performance of services under this Agreement provided that Contractor has obtained prior approval from Contractor’s principal SLC contact and submits verification of such expenses as SLC may require.

Payment Requirements:

SLC will pay Contractor the monthly consulting fee by the 15th of the applicable month, without the need for invoice.  For expenses, Contractor shall invoice SLC.  SLC will pay invoices within thirty (30) days of receipt.

Note:            This Project Assignment is governed by the terms of an Independent Contractor Services Agreement in effect between SLc and Contractor.  Any item in this Project Assignment which is inconsistent with that Agreement is invalid.

Signed: /s/ Cheryl Leatherbury	/s/ Mike Moses
For Client Hiring Manager	For Contractor

Dated: 1-14-13	1-11-13